UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Antero Resources Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

03674X 106

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act"), or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03674X 106

1	Name of Reporting Person: Trilantic Capital Partners Fund III Onshore Rollover L.P. I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491(1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491(2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491(1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person PN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: Trilantic Capital Partners AIV I L.P. I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491(1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491(2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491(1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person PN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: Trilantic Capital Partners Fund AIV I L.P. I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491(1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491(2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491(1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person PN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: Trilantic Capital Partners Fund (B) AIV I L.P. I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491(1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491(2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491(1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person PN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: TCP Capital Partners V AIV I L.P. I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491(1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491(2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491(1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person PN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: Trilantic Capital Partners IV L.P. I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491(1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491(2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491(1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person PN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: Trilantic Capital Partners Group VI L.P. I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491(1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491(2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491(1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person PN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: Trilantic Capital Partners Fund IV Funded Rollover L.P. I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491(1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491(2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491(1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person PN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: TCP Capital Partners VI L.P. I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491 (1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491 (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491 (1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person PN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: TCP Antero I-1 Holdco, LLC I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491 (1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491 (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491 (1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person OO

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: TCP Antero I-2 Holdco, LLC I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491 (1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491 (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491 (1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person OO

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: TCP Antero I-4 Holdco, LLC I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491 (1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491 (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491 (1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person OO

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: TCP Antero Principals LLC I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491 (1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491 (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491 (1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person PN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: Trilantic Capital Management L.P. I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491 (1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491 (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491 (1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person OO

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of its pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: Charles Ayres I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491 (1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491 (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491 (1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person IN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of his pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: E. Daniel James I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491 (1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491 (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491 (1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person IN

(1)                                 The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of his pecuniary interest therein.

(2)                                 See Item 4 below.

(3)                                 Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: Christopher R. Manning I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491(1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491(2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491 (1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person IN

(1)           The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of his pecuniary interest therein.

(2)           See Item 4 below.

(3)           Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: Jon Mattson I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491 (1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491 (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491 (1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person IN

(1)           The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of his pecuniary interest therein.

(2)           See Item 4 below.

(3)           Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

CUSIP No. 03674X 106

1	Name of Reporting Person: Charles C. Moore I.R.S. Identification Number of Above Person (entities only):

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 17,170,491 (1)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 17,170,491 (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,170,491 (1)(2)

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.2% (2)(3)

12	Type of Reporting Person IN

(1)           The reporting person expressly disclaims beneficial ownership with respect to all shares of Common Stock (as defined in Item 2(d) of this Schedule 13G) reported except to the extent of his pecuniary interest therein.

(2)           See Item 4 below.

(3)           Calculations are based upon 277,035,558 shares of Common Stock outstanding, as of December 31, 2015.

Item 1(a).	Name of Issuer. The name of the issuer is Antero Resources Corporation, a Delaware corporation (the “Issuer”).
Item 1(b).	Address of Issuer’s Principal Executive Offices. The principal executive offices of the Issuer are located at 1615 Wynkoop Street, Denver, Colorado 80202.

Item 2(a).

Names of Persons Filing.
This Schedule 13G is filed on behalf of Trilantic Capital Partners Fund III Onshore Rollover L.P., a Delaware limited partnership (“TCP Fund III”); Trilantic Capital Partners AIV I L.P., a Delaware limited partnership (“TCP AIV I”); Trilantic Capital Partners Fund AIV I L.P., a Delaware limited partnership (“TCP Fund AIV I”); Trilantic Capital Partners Fund (B) AIV I L.P., a Delaware limited partnership (“TCP Fund (B) AIV I”);  TCP Capital Partners V AIV I L.P., a Delaware limited partnership (“TCP V AIV”); Trilantic Capital Partners IV L.P., a Delaware limited partnership (“TCP IV”); Trilantic Capital Partners Group VI L.P., a Delaware limited partnership (“TCP Group VI”); Trilantic Capital Partners Fund IV Funded Rollover L.P., a Delaware limited partnership (“TCP Fund IV Funded Rollover”); TCP Capital Partners VI L.P., a Delaware limited partnership (“TCP VI” and together with TCP Fund II, TCP AIV I, TCP Fund AIV I, TCP Fund (B) AIV, TCP V AIV, TCP IV, TCP Group VI, and TCP Fund IV Funded Rollover, “Trilantic Capital Partners”); TCP Antero I-1 Holdco, LLC, a Delaware limited liability company (“TCP Antero I-1”); TCP Antero I-2 Holdco, LLC, a Delaware limited liability company (“TCP Antero I-2”); TCP Antero I-4 Holdco, LLC a Delaware limited liability company (“TCP Antero I-4” and together with TCP Antero I-1 and TCP Antero I-2, the “Trilantic Entities”); Trilantic Capital Management L.P., a Delaware limited partnership and managing member of TCP Antero I-1 (“TCM”); Trilantic Capital Partners IV L.P., a Delaware limited partnership and managing member of TCP Antero I-2 and TCP Antero I-4 (“Trilantic Capital Partners IV”); TCP Antero Principals LLC (“TCP Principals”); Charles Ayres; E. Daniel James; Christopher R. Manning; Jon Mattson; and Charles C. Moore. Messrs. Ayres, James, Manning, Mattson and Moore are referred to collectively as the “Trilantic Partners.”

Trilantic Capital Partners, the Trilantic Entities, TCP Principals, TCM, Trilantic Capital Partners IV and the Trilantic Partners are collectively referred to herein as the “Trilantic Reporting Persons.”

Item 2(b).	Address or Principal Business Office or, if none, Residence. The principal business address of each of the Trilantic Reporting Persons is 375 Park Avenue, New York, NY 10152.
Item 2(c).

Citizenship.
Trilantic Capital Partners, the Trilantic Entities, TCP Principals, TCM and Trilantic Capital Partners IV are organized in the state of Delaware.  The Trilantic Partners are citizens of the United States.

Item 2(d).	Title of Class of Securities. Common Stock, par value $0.01 per share (the “Common Stock”).
Item 2(e).	CUSIP Number. 03674X 106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act;
(b)	☐	Bank as defined in section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act;
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

Item 4.	Ownership:

The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover page hereto and is incorporated herein by reference.

The Trilantic Reporting Persons, both directly and indirectly, hold a 8.5% voting interest in Antero Resources Investment LLC, a Delaware limited liability company (“Antero Investment”).  The Common Stock reported on the cover page of this Schedule 13G was initially acquired by Antero Investment in connection with the Issuer’s corporate reorganization and initial public offering. Pursuant to the limited liability company agreement of Antero Investment, all of the shares of Common Stock held by Antero Investment were distributed to the members of Antero Investment, including certain of the Trilantic Reporting Persons, on a pro rata basis on November 23, 2015, with no consideration being paid in connection therewith. Additionally, certain Trilantic Reporting Persons directly own 39,094 shares of Common Stock and options to purchase 3,003 shares of Common Stock, which amounts are included in the aggregate amount beneficially owned by each Trilantic Reporting Person reported on this Schedule 13G.

Each Trilantic Reporting Person expressly disclaims beneficial ownership with respect to all shares of Common Stock reported except to the extent of such Trilantic Reporting Person’s pecuniary interest therein.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Trilantic Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Joint Filing Agreement among the Trilantic Persons to file this Schedule 13G jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached as Exhibit 99.1 hereto.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certifications.
Not applicable.

SIGNATURE

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Rule 14a-11 of the Securities and Exchange Act of 1934.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	Trilantic Capital Partners Fund III Onshore
Rollover L.P.
By: Trilantic Capital Management L.P.,
its investment advisor

	By:	/s/ Christopher R. Manning
	Name:	Christopher R. Manning
	Title:	Managing Partner

Trilantic Capital Partners AIV I L.P.
By: Trilantic Capital Management L.P.,
its investment advisor

	By:	/s/ Christopher R. Manning
	Name:	Christopher R. Manning
	Title:	Managing Partner

Trilantic Capital Partners Fund AIV I L.P.
By: Trilantic Capital Management L.P.,
its investment advisor

	By:	/s/ Christopher R. Manning
	Name:	Christopher R. Manning
	Title:	Managing Partner

Trilantic Capital Partners Fund (B) AIV I L.P.
By: Trilantic Capital Management L.P.,
its investment advisor

	By:	/s/ Christopher R. Manning
	Name:	Christopher R. Manning
	Title:	Managing Partner

TCP Capital Partners V AIV I L.P.
By: Trilantic Capital Management L.P., its investment subadvisor

	By:	/s/ Christopher R. Manning
	Name:	Christopher R. Manning
	Title:	Managing Partner

SIGNATURE PAGE TO
SCHEDULE 13G

Trilantic Capital Partners IV L.P
By: Trilantic Capital Partners Associates IV L.P.,
its general partner
By: Trilantic Capital Partners Associates MGP
IV LLC, its general partner

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning
Title:	Managing Partner

Trilantic Capital Partners Group VI L.P.
By: Trilantic Capital Partners Associates IV
(Parallel GP) L.P., its general partner
By: Trilantic Capital Partners Associates MGP
IV LLC, its general partner

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning
Title:	Managing Partner

Trilantic Capital Partners Fund IV Funded Rollover L.P.
By: Trilantic Capital Partners Associates IV
(Parallel GP) L.P., its general partner
By: Trilantic Capital Partners Associates MGP
IV LLC, its general partner

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning
Title:	Managing Partner

TCP Capital Partners VI L.P.
By: Trilantic Capital Management L.P.,
its investment subadvisor

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning
Title:	Managing Partner

TCP Antero I-1 Holdco, LLC

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning
Title:	President

TCP Antero I-2 Holdco, LLC

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning
Title:	President

SIGNATURE PAGE TO
SCHEDULE 13G

TCP Antero I-4 Holdco, LLC

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning
Title:	President

TCP Antero Principals LLC

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning
Title:	Vice President

Trilantic Capital Management L.P.

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning
Title:	Managing Member

Charles Ayres

By:	/s/ Charles Ayres
Name:	Charles Ayres

E. Daniel James

By:	/s/ E. Daniel James
Name:	E. Daniel James

Christopher R. Manning

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning

Jon Mattson

By:	/s/ Jon Mattson
Name:	Jon Mattson

Charles C. Moore

By:	/s/ Charles C. Moore
Name:	Charles C. Moore

SIGNATURE PAGE TO
SCHEDULE 13G

EXHIBIT INDEX

Exhibit No.	Description

99.1

Agreement with respect to filing of Schedule 13G, dated as of February 13, 2014, by and among the Trilantic Reporting Persons, incorporated by reference to Exhibit 99.1 to the Schedule 13G filed by the Trilantic Reporting Persons with the Securities and Exchange Commission on February 13, 2014.